Exhibit 10.1

LEASE

THIS INSTRUMENT IS AN INDENTURE OF Lease in which the Landlord and Tenant are the parties hereinafter named, and which relates to space in the building known as and numbered 122 Grove Street (the “Building”), Franklin, Massachusetts 02038, which Building is situated on a certain parcel of land containing approximately 4.89 acres (the “Land”) more particularly described on Exhibit A, attached hereto.

The parties to this instrument hereby agree with each other as follows:

ARTICLE I

BASIC LEASE PROVISIONS

1.1 INTRODUCTION. The following sets forth basic data and, where appropriate, constitutes definitions of the terms hereinafter listed.

1.2 BASIC DATA:

Date of this Lease: September 5, 2006

Landlord:	Al-Je Beau Realty Trust, a Massachusetts Trust Company, under Certificate of Organization dated 07-31-05

Landlord’s Mailing
Address:	120 Grove St Franklin, Massachusetts 02038 Attn: Mr. Richard Beaulieu

Tenant:	Strata Bank, a Massachusetts savings bank

Tenant’s Mailing
Address:	1000 Franklin Village Mall
Franklin, Massachusetts 02038
Attn: President

Original Term:	One Hundred Twenty (120) calendar months, unless terminated sooner pursuant to the provisions hereinafter provided.

Extension Terms:	Options to extend the Original Term for (4) additional five (5) year Extension Terms may be exercised by Tenant in accordance with the provisions of Section 3.1.2 of this Lease.

Term:	The Original Term, together with the Extension Terms, if the Extension Options are exercised in accordance with the provisions of this Lease.

Commencement Date:	As defined in Section 3.1 hereof

Base Rent:	The Base Rent for the Original Term, if any, is

Lease Year	Annual Base Rent	Monthly Base Rent	Rent Per Square Foot of Premises Rentable Area
1-10	$408,000.00	$34,000.00	$20.00

Use:	General Office Use, including without limitation, for use as Tenant’s executive office space and related banking functions, including light assembly and shipping

Total Rentable Square Feet of the Building:	61,200 square feet.

Premises Rentable Area:	20,400 square feet

Tenant’s Proportionate
Share:	33.1/3%

Description of the
Premises:	That portion of the Building containing in the aggregate, 20,400 square feet of floor area comprising the entire 3rd floor, including 2,000 square feet of common area located on said 3rd floor (herein the “Premises”).
Tenant’s Share of
Parking Spaces:	Subject to Section 5.1, seventy-five (75) unassigned parking spaces, located on the parking area on the Land.

ARTICLE II

DESCRIPTION OF PREMISES

2.1.1 LEASE OF PREMISES; EXCLUSIONS AND RESERVATIONS. Landlord hereby demises and Leases to Tenant, and Tenant hereby agrees to rent from Landlord, the Premises suitably identified in the foregoing portions of this Lease.

Excepted and excluded from the Premises are the roof or ceiling, floor and all perimeter walls of the Premises, except the inner surfaces thereof, but the entry doors to the Premises are not excluded from the Premises; and further reserving the right to replace, maintain, repair, install and use ducts, utility lines, pipes and the like, to serve the Building and to replace, maintain, and repair such utility lines, pipes and the like in, over and upon the Premises. Landlord shall provide Tenant with reasonable prior notice of any such replacement, maintenance, repair or installation, and shall use reasonable efforts to schedule the making thereof so as to minimize the interference with Tenant’s business operations.

2.2 APPURTENANT RIGHTS. Tenant shall have, as appurtenant to the Premises, the nonexclusive right to use and permit its invitees to use in common with others (a) the parking spaces and such internal roadways that service the Building, (b) the common lobbies, corridors, stairways, elevators and loading platform, and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others; (c) common driveways and walkways necessary for access to the Building; (d) if the Premises include less than the entire rentable floor area of any floor, the common toilets, corridors and elevator lobby on such floor and serving the Premises; and (e) all other areas or facilities in the Building from time to time intended for general use by Tenant, other Building tenants, and Landlord; but such rights always shall be subject to reasonable rules and regulations from time to time established by Landlord by suitable notice which are to be uniformly applied and enforced upon all tenants in the Building and not inconsistent with any provision contained in this Lease, and to the right of Landlord to designate and change from time to time areas and facilities so to be used, provided such changes do not materially, adversely affect Tenant’s use of the Premises.

ARTICLE III

TERM OF LEASE; CONSTRUCTION

3.1.1 TERM; COMMENCEMENT DATE. The original term of this Lease shall be the period specified in Article 1.2 hereof as the “Original Term”. The Original Term of this Lease shall commence on the Substantial Completion Date as defined in Exhibit B. The date upon which the Original Term of this Lease commences shall be referred to herein as the “Commencement Date”. Promptly after Landlord’s written approval of Tenant’s Plans as defined in EXHIBIT B, Tenant shall proceed with due diligence to complete construction work described in EXHIBIT B. If the Commencement Date is not the first day of a calendar month, then the Original Term shall be extended by the number of days between the Commencement Date and the first day of the next month.

3.1.2 EXTENSION OPTION. Tenant shall have the option to extend the Term for four (4) additional five year extension terms (the “First Extension Term,” the “Second Extension Term,” “Third Extension Term,” and the Fourth Extension Term,” as the case may be, and each five year term, an “Extension Term”) by notice given to Landlord at least six (6) months before the applicable Extension Term expiration date. Tenant’s election shall be exercised, and Annual Base Rent for the Extension Term determined, as set forth below. If Tenant fails timely to exercise its option for the applicable Extension Term, Tenant shall have no further extension rights hereunder.

Tenant’s option so to extend the Term shall be void, at Landlord’s election, if Tenant is in default under this Lease beyond the expiration of all applicable notice and cure periods at the time Tenant elects to extend the Term. The extension of the Term shall be applicable to the entire Premises. During an Extension Term, if any, all provisions of this Lease shall apply except that Tenant shall have no further option to extend the Term after the Fourth Extension Term.

The Annual Base Rent payable during the Extension Terms shall be as follows:

		Annual Base Rent	Monthly Base Rent
First	Extension Term	$428,400	$35,700
Second	Extension Term	$449,820	$37,485
Third	Extension Term	$472,311	$39,359
Fourth	Extension Term	$495,926	$41,327

3.2 LANDLORD WORK.

3.2.1 General. Landlord shall not be required to perform any work in connection with Tenant’s occupancy of the Premises (except to the extent expressly provided in this Lease).

3.2.2 LATENT DEFECTS. As to any latent defects, unless Tenant has given written notice to Landlord no later than thirty (30) days after Tenant’s actual knowledge thereof specifying such latent defects, Tenant shall have no claim against Landlord therefore.

3.3 TENANT WORK.

3.3.1 General. All alterations, installations or improvements, (“Tenant Work”) to be made by Tenant in, to or about the Premises shall be performed strictly in accordance with Landlord’s Construction Manual, if any, a copy of which shall be provided to Tenant upon request and may be modified by Landlord from time to time upon written notice to Tenant (provided, however, that no such modifications shall affect any work previously performed by Tenant or previously approved by Landlord). It is anticipated Tenant will utilize Landlord’s general contractor to perform the Tenant Work. Tenant’s Work shall include Tenant’s Initial Construction (as defined in EXHIBIT B). Tenant’s Work shall be performed in a good and workmanlike manner and in compliance with all applicable laws, rules, statutes, regulations, orders and ordinances of governmental authorities.

3.3.2 Payment for Tenant Work. Tenant shall pay, in a timely manner, the entire cost of all Tenant Work so that the Premises shall always be free of liens for labor or materials furnished to or at the direction of Tenant. If any mechanic’s lien (which term shall include all similar liens relating to the furnishing of labor and materials) is filed against the Premises or the Building or any part thereof which is claimed to be attributable to Tenant, its agents, employees or contractors, Tenant shall promptly discharge the same by payment or filing any necessary bond within 20 days after Tenant has actual notice (from any source) of such mechanic’s lien.

3.4 COMPLETION DATE. Subject to delay by causes by any Force Majeure Events (as hereinafter defined) or Landlord’s Delays (as hereinafter defined in EXHIBIT B), Tenant shall endeavor, in good faith, to have the Premises ready for Tenant’s occupancy two (2) months after Tenant’s receipt of Landlord’s written approval of Tenant’s Plans (the “Estimated Commencement Date”). As used herein, a “Force Majeure Event” shall mean acts of God, war, civil commotion, fire, flood or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, unusually severe weather, or other causes beyond any party’s reasonable control. Tenant’s failure to have the Premises ready for Tenant’s occupancy on the Estimated Commencement Date, for any reason, shall not give rise to any liability of Tenant hereunder, shall not constitute a Tenant’s default, shall not affect the validity of this Lease, and shall have no effect on the beginning or end of the Term as otherwise determined hereunder or on Tenant’s obligations associated therewith. However, Tenant’s failure to have the Premises ready for Tenant’s occupancy three (3) months after the Estimated Commencement Date shall give Landlord the right to cancel this Lease, exercisable by Landlord upon written notice to Tenant and upon any such Termination, neither Landlord nor Tenant shall have any further obligation or liability hereunder.

3.5 ENTRY BY TENANT PRIOR TO COMMENCEMENT DATE. Tenant or any agent, employee or independent contractor of Tenant shall have the right to enter the Premises prior to the Commencement Date to perform such work or decoration as is to be performed by, or under the direction or control of, Tenant. Such right of entry shall be deemed a license from Landlord to Tenant, and entry hereunder shall be at the risk of Tenant and subject to all the terms of this Lease, including but not limited to Section 8.1, except for the obligation to pay Rent or any other charge hereunder.

ARTICLE IV

RENT, TAXES, OPERATING COSTS AND OTHER EXPENSES

4.1 RENT. Tenant agrees to pay to Landlord (at the address provided in Article 1.2 entitled “Landlord’s Mailing Address”, or such other place or to such other person as Landlord may designate to Tenant in writing) as Base Rent for the Premises, the sum of $408,000.00 per annum (the “Annual Base Rent”), payable in equal monthly installments of $34,000.00 (the “Monthly Base Rent”), in advance on the first day of each month during the Original Term of this Lease without, except as expressly provided herein, deduction, set off, prior notice or demand in lawful money of the United States; provided, however, that Annual Base Rent and Monthly Base Rent shall be adjusted as set forth in Section 3.1.2.

Rent for any partial month (at the commencement or expiration or termination of the Term of this Lease) shall be paid by Tenant to Landlord at such rate on a pro rata basis, and, if the Original Term of this Lease commences on a day other than the first day of the month, the first payment which Tenant shall make to Landlord shall be a payment equal to a proportionate part of the Monthly Base Rent for the partial month from the Commencement Date to the first day of the succeeding month.

All other payments and charges payable by Tenant pursuant to the terms of this Lease (including, without limitation, payments for Taxes and Operating Costs) shall likewise shall be prorated, and the first payment on account thereof shall be determined in similar fashion; and other provisions of this Lease calling for any such payments shall be read as incorporating this undertaking by Tenant.

4.2 TAXES. In addition to the Monthly Base Rent to be paid by Tenant, and as part of the total rent due hereunder, Tenant shall pay to Landlord 33.1/3% of all Taxes assessed against the Building and Land on which the same is located for any tax period during the Term. The Tenant’s proportionate share shall be the total rentable space it occupies divided by the total rentable space of the entire Building. Whenever the term “proportionate share” shall appear in this Lease, it shall be computed as above.

The term “Taxes” means the real estate taxes, levies, betterments, special and general assessments, water and sewer use, and other governmental charges and impositions of every kind and nature whatsoever, extraordinary as well as ordinary, which are or shall be imposed by applicable governmental authority, and which are or may be charged, levied, laid, assessed, imposed, become due and payable with respect to the Building and the Land on which same is located. Taxes exclude income taxes of general application and all estate, succession, inheritance, excise, gift, franchise, gross receipts, profits and transfer taxes. Notwithstanding anything to the contrary contained in this Lease, in the event that any betterment or special assessment shall be payable in installments, Landlord shall pay the same over the longest period permitted and Tenant’s payments shall be based on the installments attributable to each year during the Term.

The term “tax period” means the period during which Taxes are required to be paid, under applicable law. Thus, under the law presently in Franklin, MA, the tax period means the period from July 1, of a calendar year to June 30 of the subsequent calendar year with one quarter of the Taxes due and payable on August 1, the second quarter of Taxes due on November 1, the third quarter due on February 1, and the remaining quarter on May 1.

Suitable adjustment in the determination of Tenant’s obligation under this provision shall be made in the computation of any tax period, which is greater than or less than twelve (12) full calendar months.

When the applicable tax bill is not available, then a tentative computation shall be made on the basis of the Taxes for the next prior tax period, with a final adjustment to be made between Landlord and Tenant promptly after Landlord’s receipt of the applicable tax bill. Notwithstanding anything to the contrary contained herein, the estimated installments in any given year shall not exceed an amount equal to one hundred five percent (105%) of the estimated installments for the immediately preceding year.

Payments by Tenant on account of Taxes shall be made monthly and at the time and in the fashion herein provided for the payment of rent. The monthly amount so to be paid to the Landlord, in the aggregate, shall equal the Tenant’s proportionate share of each payment by the Landlord on account of such Taxes.

Promptly after receipt by the Landlord of bills for such Taxes, the Landlord shall advise the Tenant of the amount thereof, and furnish Tenant with a photocopy of such tax bill(s), and the computation of the Tenant’s share on account thereof for the tax period included within the Term of this Lease covered by such bill. If payments theretofore made for such period by the Tenant exceed such share, the Landlord shall refund the amount of overpayment to the Tenant but if such share is greater than payments theretofore made on account for such period, the Tenant shall make suitable payment to the Landlord within thirty (30) days after being so advised by the Landlord. Further, if such Taxes are abated, reduced or refunded, an equitable adjustment shall be made to reflect the Tenant’s pro rata share of the amount of such reduction less all reasonable costs incurred by the Landlord in securing the same; but the pendency of any application or other proceeding relating to any such abatement, reduction or refund shall not delay the computation and payment by the Tenant to be made hereunder. (In no event, however, will the base rent hereunder be reduced as a result of any abatement or decrease in Taxes.)

The Tenant’s share of such Taxes shall be adjusted equitably for and with respect to any portion of the Term hereof, which does not include an entire tax period.

Landlord shall have the same rights and remedies of the nonpayment by the Tenant of any amounts due on account of such Taxes as the Landlord has hereunder for the failure of the Tenant to pay the rent.

If some method or type of taxation shall replace the current method of assessment of real estate Taxes, or the type thereof, the Tenant agrees that the Tenant shall pay an equitable share of the same computed in a fashion consistent with the method of computation herein provided, to the end that the Tenant’s share thereof shall be, to the maximum extent practicable, comparable to that which the Tenant would bear under the foregoing provisions.

4.3 SECURITY DEPOSIT. Upon the Commencement Date, the Tenant will pay to the Landlord the amount of $34,000.00. Said payment will be held as security for the Tenant’s performance as herein provided. The security deposit will be refunded to the Tenant within thirty (30) days of termination of this Lease, subject to Tenant’s satisfactory compliance with the provisions of this Lease. To the extent that Landlord has made any deductions to the security deposit to apply to the cure of any Tenant default hereunder in accordance with the terms of this Lease, Landlord shall supply Tenant with supporting evidence from Landlord of any such deductions. The Landlord hereby acknowledges receipt of the security deposit. It is explicitly understood and agreed that the security deposit will not be used to pay or to credit any rent due hereunder, including but not limited to the last month’s rent. The Tenant will be entitled to any interest from Landlord for the security deposit. The parties agree that said security deposit will be deposited in a money market, or equivalent interest bearing account of the Landlord’s choice. The Tenant agrees that Landlord will not be obligated to segregate said security deposit, but may deposit same in account with other funds owned by the Landlord. No party other than Landlord, its successors and assigns, and Tenant shall have any rights in the security deposit as a third party beneficiary.

4.4 OPERATING COSTS. In addition to the Base Rent to be paid by Tenant and as a part of the total rent due hereunder, Tenant shall pay to Landlord 33.1/3% of all reasonable operating costs of every type and nature (except as provided below) actually paid or incurred in servicing, operating, managing, maintaining and repairing the Building (collectively, the “Operating Costs”). Landlord shall make a good faith estimate of the Operating Costs to be payable by Tenant for any calendar year or part thereof during the Term, and Tenant shall pay to Landlord on the first day of each calendar month of the Term with the payment of Monthly Base Rent, as set forth above, an amount equal to the estimated Operating Costs for such calendar year or part thereof divided by the number of months therein. From time to time, Landlord may re-estimate the Operating Costs for any calendar year. Thereafter, the monthly installments of Operating Costs payable by Tenant shall be appropriately adjusted in accordance with the revised estimate made by Landlord so that, by the end of the calendar year in question, Tenant shall have paid 33 1/3% of the Operating Costs set forth in Landlord’s revised estimate. Any amounts paid by Tenant based on such estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each calendar year.

Without limitation, the term “Operating Costs: shall include, (1) all reasonable costs to the Landlord for supplying snow removal and landscaping services to the Land on which the Building is located (including, snow removal on all parking areas, sidewalks, entrances, exits and access ways); (2) all costs and expenses to the Landlord (including reasonable and appropriate reserves) for services, materials and supplies furnished or used in the operation, replacement, repair, maintenance, (including but not limited to waterproofing and painting Building exterior) cleaning and protection of the Building and the Land on which same is located, such cost and expenses to be reasonable and customary for similar buildings in the area in which the subject Premises are located; (3) all premiums for insurance against damage or loss to the Building from such hazards as shall from time to time be generally required by institutional lenders in the Boston areas for similar properties, including, but not limited to, insurance covering loss of rent attributable to any such hazards and public liability insurance; (4) customary and reasonable fee for building management and (5) costs for electricity and other utilities, if any, supplied to the common areas and facilities of the Building and said Land, but only to the extent that the same (other than water) are separately metered from the Premises and all other portions of the Building leased to other tenants.

Payments by Tenant on account of Tenant’s share of such Operating Costs shall be made monthly, in advance, and at the time and in fashion herein provided for the payment of the installments of Monthly Base Rent.

Promptly after the end of each calendar year during the Term of this Lease, Landlord shall submit to Tenant a reasonably detailed accounting of Operating Costs for such calendar year, and Landlord shall certify to the accuracy thereof. If payments theretofore made for such calendar year by Tenant exceed Tenant’s share of Operating Costs, according to such statement, Landlord shall refund the amount of overpayment within 30 days after submitting the accounting of Operating Costs; but, if Tenant’s share of Operating Costs is greater than payments theretofore made on account for such period, Tenant shall make suitable payment to Landlord within thirty (30) days after being so advised by Landlord. Tenant shall have the right to audit all of the Operating Costs upon reasonable prior notice to Landlord and during reasonable business hours. Upon written request by Tenant made within sixty (60) days of the date of submission of said account, Landlord shall provide to Tenant for its review, copies of any bill supporting the figures contained in said account. Landlord shall retain such records for at least two (2) years. In the event that any such inspection discloses by Tenant or its representatives that Landlord has charged Tenant in excess of three percent (3%) more than the amount properly chargeable to Tenant, Landlord shall reimburse to Tenant the amount over charged and the reasonable costs of such inspection promptly upon demand.

Operating Costs shall not include without limitation:

a)	the cost of maintenance, repairs or replacements arising out of a fire or other casualty (whether or not insured) or an exercise of the power of eminent domain;

b)	the cost of maintenance, repairs or replacements necessitated by the negligent or wrongful act of the Landlord or Landlord’s agents, employees, or contractors, or related to construction by Landlord of improvements on any portion of the Land, including the construction and development of the Building, or arising from the wrongful actions of another tenant;

c)	costs of work for other tenants of the Building (including, without limitation, any improvements to the Building or any space set forth therein);

d)	amounts reimbursed by other tenants of the Building, from insurance proceeds, condemnation awards, under warranty or otherwise;

e)	any payments of principal, interest or other charges related to indebtedness secured in whole or in part by the Building or the Land;

f)	charges or costs incurred by Landlord as a result of Landlord failing to maintain the insurance coverage required in this Lease; and costs, fines or penalties incurred by Landlord due to violations by Landlord of any leases or any governmental laws, rules or regulations;

g)	increases in the casualty or liability insurance premiums for the Building and the Land due exclusively to the occupancy of another tenant in the Building or due to any unusual or extraordinary leasehold improvements solely for the benefit of another tenant of the Building;

h)	salaries of executives or principals of Landlord and the wages of any employee of Landlord for services not related directly to the Building;

i)	expenses which are considered capital expenditures under generally accepted accounting principles;

j)	depreciation;

k)	costs for services provided to other tenants but not provided to Tenant;

l)	costs incurred by Landlord as a result of vacant space in the Building;

m)	payments to affiliates, except for services actually performed at rates comparable to third party charges;

n)	amounts paid on account of tort claims relating to personal injury or property damage; or

o)	without limiting the provisions of Section 13.1, the cost of remediating any condition related to the presence on or under the Land of any hazardous or toxic materials other than routine costs.

4.5 UTILITIES. Tenant shall pay prior to delinquency, directly to the company furnishing same, all charges for all gas, heat, cooling, light, power, telephone service, janitorial service, trash removal and replacement of broken glass and all other services supplied to the Premises at the request of Tenant during the Term, and for so long as Tenant occupies any portion of the Premises, provided, that (i) all such utilities are separately metered and (ii) Landlord shall furnish a trash dumpster on the Land for Tenant’s use.

Tenant covenants and agrees that at all times its use of any of the utility services shall never exceed the capacity of the mains, ducts and conduits bringing utility services to the building or the Premises.

Tenant shall pay for any necessary maintenance charges for utility services provided to the Premises and shall furnish all electric lighting bulbs and tubes.

Landlord shall not be liable for any interruption or failure of utility services on the Premises not caused by Landlord.

4.6 TRIPLE NET LEASE. This Lease shall be deemed and construed to be a “Net/Net/Net Lease,” and the Landlord shall receive all rents provided for herein, free from any charges, assessments, impositions, expenses or deductions of any and every kind or nature whatsoever, except as expressly provided for herein.

ARTICLE V

USE OF PREMISES

5.1 PERMITTED USE. Tenant agrees that the Premises shall be used and occupied by Tenant only for the purpose specified as the Use thereof, in Article 1.2 of this Lease, and for no other purpose or purposes. Landlord certifies that the Building, the Land and said Use is in compliance with the Zoning By Laws of the municipality(s) within which the Building is located (including, without limitation, all zoning requirements relating to parking, access and dimensional requirements). Landlord acknowledges and agrees that from time to time Tenant shall have meetings and other special events at the Premises and, upon prior written notice to Landlord of such meetings or special events, Tenant (and its employees and invitees) shall be entitled to use the parking spaces located on the Land (without being limited to 75 spaces).

Tenant further agrees to conform to the following provisions during the entire Term:

a)	No auction, fire, distress, bankruptcy or other type sale may be conducted within or without the Premises without the prior written consent of Landlord.

b)	Tenant shall provide professional, or the equivalent, janitorial services maintaining the ongoing upkeep of the Premises. Tenant shall take any and all steps required reasonably to prevent insect and vermin infestation of the Premises, and shall maintain such practices as Landlord may require reasonably to that end.

c)	Tenant shall not place on the exterior or exterior walls (including both interior and exterior surfaces of windows and doors), or on the roof of the Building or in any other part of the Building or the Premises, any security panels nor signs or any symbol, advertisement, neon light, other light or other object or thing visible to public view outside of the Premises without the prior consent of Landlord, except signs or lettering on the entry doors to the Premises of the type commonly and customarily used for purpose of identifying and locating the Premises. Landlord has established signage criteria, and the Tenant agrees to conform to the same and to submit for Landlord’s prior approval, such approval not to be withheld unreasonably, a plan or sketch of the sign to be placed on such entry doors. Except as set forth in Section 7.2.1.6, all costs of signage and permits therefore are at the Tenant’s sole cost and expense.

d)	Tenant shall not perform any act or carry on any practice which may injure the Premises or any part of the Building, or overload the floors or walls beyond design loads, or store materials on racks above 9’ (nine feet) in the office space, or cause any offensive odors or loud noise, or constitute a nuisance or menace to any other tenant or tenants or other persons in the Building, nor shall Tenant permit or commit any waste in the Premises.

e)	Tenant shall not store or , except as otherwise expressly provided herein, park any vehicles, abandoned, unregistered or unused, in or about the Premises. All handling machinery operated within the Premises must be equipped with non-marking tires.

f)	Tenant shall not alter or add to the Premises except, on each occasion, in accordance with written consent from Landlord, which consent Landlord agrees not to withhold unreasonably. Each written request by Tenant for Landlord’s consent for alterations and or additions must be submitted with AutoCAD disks containing architectural and structural descriptions. In each instance Landlord’s consent is granted for alterations and or additions, the Tenant will obtain all requisite building permits, if any, with Landlord’s signature on applications for same.

g)	All allowed alterations or additions shall be at the Tenant’s expense and shall be in quality at least equal to the present construction and made in accordance with all applicable laws. All permanent Leasehold alterations or improvements made by the Tenant shall become the property of the Landlord at the termination of occupancy as provided herein except trade fixtures, equipment, machinery, personal property, appliances, environmental fans, electrical equipment, and other equipment required for permitted use. However, at the expiration of this Lease, the Tenant shall remove all of the Tenant’s goods, including without limitation, trade fixtures, equipment, machinery appliances, effects and property as are in the Premises; as well as such of the alterations and additions made by Tenant, if any, as Landlord may reasonably request, provided, Landlord shall have so notified Tenant at the time of its approval of any new alterations of Landlord’s requirement that Tenant remove such alteration at the end of the Term. In the absence of any such removal notice, Tenant shall have no obligation to remove such approved alterations. If removal is so required, Tenant shall repair any damage caused by such removal and restore the Premises to the condition they were on the Commencement Date, reasonable wear and tear and damage by fire or casualty excepted.

h)	Tenant will always conduct its operation in the Premises and make any permitted alterations or improvements in compliance with all applicable laws, rules, regulations and ordinances affecting the premises or the specific conduct of its business in the Premises; and if any governmental license or permit shall be required for the proper and lawful conduct of the Tenant’s business in the Premises, Tenant, at its expense, shall duly procure and thereafter maintain such license or permit and submit the same to inspection by Landlord. Tenant shall at all times comply with the terms and conditions of each such license or permit. Tenant shall make all repairs, alterations, additions or replacements to the Premises required by any order, ordinance, law, rule or regulation of any public authority required solely because of Tenant’s particular use of the Premises (other than any repairs, alterations, additions or replacements required for the use of any space in the Premises for general office purposes).

i)	The Landlord will be invited to bid on any and all construction work to be performed at the Premises, and permitted to meet the bid of the construction company finally selected by the Tenant to do such construction work (if other than that of the Landlord). It is understood and agreed that all of the companies bidding on any construction within the Premises will hold a valid Massachusetts Builder’s Licenses and will have been in business a minimum of ten years and will have an office and clerical staff. It is further understood and agreed that the successful bidder of any construction will have, at all times a licensed job superintendent who is under direction of a project manager, other than the company owner, on site during the construction.

j)	Tenant will not, without written consent of the Landlord first received, change any lock to or within the Premises. On each occasion written consent of the Landlord is received, the change and or additional lock work will be completed by the Landlord’s locksmith and on the Landlord’s master lock system. The cost of all lock changes is at the sole expense of the Tenant.

k)	No reptiles, animals, fish or birds are allowed in or about the Building.

l)	Tenant shall cause all freight to be delivered or removed, and all garbage or refuse to be removed from the Building and Premises in accordance with reasonable rules and regulations therefore established by Landlord which shall be uniformly applied and enforced upon all tenants of the Building; and until removal is effected, Tenant shall keep all garbage or refuse in the Premises suitably covered and deodorized in the dumpster provided by Landlord.

ARTICLE VI

ASSIGNMENT AND SUBLETTING

6.1 LANDLORD’S CONSENT. Tenant shall not, without first obtaining on each occasion the written consent of the Landlord which consent shall not be unreasonably withheld, conditioned or delayed, (i) assign this Lease, (ii) sublet the whole or any part of the Premises, (iii) license any person or entity to use or occupy all or any part of the Premises, (iv) grant any person or entity the use, benefit, enjoyment or right to occupy the whole or any part of the Premises, including without limitation any such arrangement pursuant to a “management contract,” so-called, or (v) transfer the whole or any part of the Tenant’s interest hereunder, whether by absolute transfer or transfer by way of security. No consent by the Landlord pursuant to this paragraph shall be deemed a waiver of the obligation to obtain the Landlord’s consent on any subsequent occasion; no waiver of the foregoing restrictions or any portion thereof shall constitute a waiver or consent in any other instance; and the Tenant shall remain at all times responsible for the performance of all of the terms, conditions, covenants or agreements contained in this Lease.

Notwithstanding the provisions of this Section 6.1, this Lease may be assigned, or the Premises may be sublet, in whole or in part, after prior notice to Landlord but without consent of the Landlord, (i) to any corporation or other entity into or with which Tenant has been merged or consolidated or to any corporation or entity to which all or substantially all of the Tenant’s assets have been transferred, or (ii) any entity which directly or indirectly controls Tenant; or (iii) to any corporation which is an affiliate, subsidiary, parent or successor of Tenant, provided in all such cases the surviving corporation or entity or applicable transferee shall agree in writing with the Landlord to be bound by all of the terms and conditions of this Lease (all of the foregoing actions being referred to as a “Permitted Transfer,” and the surviving corporation or entity or applicable transferee as a “Permitted Transferee”).

In each instance that Landlord’s consent is required to any proposed subletting or assignment, it is expressly made a condition of the giving of such consent that:

a)	The proposed assignee, sub lessee or transferee of this Lease shall agree in writing to assume and perform all of the terms, covenants, conditions and agreements of this Lease imposed upon the Tenant herein in the form to be approved by the Landlord;

b)	no assignment, sublease, or transfer shall in any manner release the Tenant and Guarantor, if any, from its covenants and obligations hereunder.

c)	fifty percent (50%) of profits made on any sublease of a portion to the Premises, minus Tenant’s reasonable costs and expenses relating to the sublease, including but not limited to, leasing commissions, attorney fees and construction costs, and one hundred percent (100%) of profits made on any assignment of all of the Premises, shall be payable to Landlord, minus Tenant’s reasonable costs and expenses relating to the assignment, including but not limited to, leasing commissions, attorney fees and construction costs; provided, however, that if an assignee or subtenant defaults under this Lease or related sublease, and Tenant is held liable, all such profits shall be used to mitigate Tenant’s damages.

ARTICLE VII

CONDITION OF THE PREMISES

7.1 LANDLORD’S AGREEMENT. Except as otherwise provided in this Lease, Landlord agrees at its cost and expense to keep in good order, condition and repair the roof, load-bearing walls, (excluding finish and coverings), exterior windows, plumbing, mechanical and electrical systems, common areas and facilities (including, without limitation, all parking areas, sidewalks, entrances, exits and access ways), foundations and all other structural (i.e., load-bearing or otherwise essential to the integrity of the Premises) portions of the Premises and the Building, insofar as they affect the Premises, except that Landlord shall in no event be responsible to Tenant for the condition of glass in and about the Premises or for the doors leading to the Premises or for any condition in the Premises or the Building caused by the negligence or willful misconduct of Tenant or any contractor, agent, invitee, licensee, servant or employee of Tenant.

7.2 MAINTENANCE; LANDLORD COVENANTS. In addition to its obligation under Article 7.1, Landlord agrees, with reimbursement by Tenant for its proportionate share thereof in accordance with the provisions of Article 4.4, to otherwise keep, manage, maintain and operate the common areas of the Building (including snow removal), in good condition and repair, provided the Landlord shall not be responsible for any condition caused by the negligence or willful misconduct of Tenant or any contractor, agent, invitee, licensee, servant or employee of Tenant. Landlord shall not be responsible for Tenant or those claiming through Tenant for any interruption to any services to be provided by Landlord due to a Force Majeure Event. Landlord shall also provide the following:

7.2.1 BUILDING SERVICES. Landlord shall furnish services, utilities, facilities and supplies set forth in this Section 7.2.1. Tenant may obtain additional services, utilities, facilities and supplies from time to time upon reasonable advance request or Landlord may furnish the same without request if Landlord reasonably determines that Tenant’s use or occupancy of the Premises necessitates the same (for example where the condition of the Premises necessitates additional cleaning services), and, in either case, the cost of the same at reasonable rates from time to time established by Landlord shall constitute Additional Rent, payable within thirty (30) days after demand.

7.2.1.1 WATER CHARGES. Landlord shall furnish hot and cold water for ordinary office cleaning, toilet, lavatory and drinking purposes. If Tenant requires uses or consumes water for any other purpose, Landlord may assess on Tenant the actual charges for such additional water.

7.2.1.2 ELEVATOR SERVICE. Landlord shall provide necessary non-exclusive elevator facilities in operation available for Tenant’s non-exclusive use at all times.

7.2.1.3 CLEANING. Landlord shall cause the common areas of the Premises to be kept reasonably clean provided the same are maintained and kept in good order by Tenant in accordance with the requirements of this Lease.

7.2.1.4 HEAT AND AIR-CONDITIONING. Landlord shall, through the Building heating and air-conditioning system, furnish to and distribute in the Premises on a twenty-four (24) hour, three hundred sixty-five (365) day basis, heat during the normal heating months and air conditioning during the normal cooling months. Landlord shall not be required to furnish heat and air-conditioning in the Premises in excess of the capacity of the equipment installed in the Building. If Tenant requires additional air-conditioning for business machines, meeting rooms or other purposes, or because of occupancy or unusual electrical loads, any additional air-conditioning units, chillers, condensers, compressors, ducts, piping and other equipment and facilities will be installed and maintained by Landlord at Tenant’s sole cost, but only to the extent that the same are compatible with the Building and its mechanical systems. From and after the Commencement Date hereof, and for so long as Tenant remains in occupancy of any part of the Premises, Tenant shall, at its sole cost and expense, maintain all equipment involved in the operation of the Premises including, but without limitation all HVAC, electrical and plumbing systems; provided that the same only service the Premises. If any HVAC, plumbing or electrical equipment or systems, fixture or appliance required repair or replacement, Tenant shall notify Landlord in writing thereof and Landlord shall make such repair or replacement at its sole cost and expense. Tenant, at its sole cost and expense, shall enter into a regularly scheduled preventive maintenance service contract with a maintenance contractor for servicing all HVAC systems and equipment within the Premises. The service will include all services suggested by the equipment manufacturer within the operation/maintenance manual and will become effective within thirty (30) days of the date Tenant takes possession of the Premises. Tenant shall, every 6 months during the term provide Landlord with evidence that all HVAC systems have undergone continual preventive maintenance.

7.2.1.5 Landlord shall cause all garbage or refuse to be removed from the premises surrounding the Building; and until removal is effected, Landlord shall keep all garbage or refuse in the premises surrounding the Building suitably covered and deodorized;

7.2.1.6 OFFICE IDENTIFICATION. Landlord at Landlord’s expense shall provide and install Building standard signage at the entry doors to the Building and in the Building lobby to identify Tenant’s official name and Building address, all such letters and numerals to be in the Building standard graphics. Additionally, Tenant and Landlord agree that Tenant may, at Tenant’s expense and subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, place signage facing Route 495 and street signage on Grove Street to identify Tenant’s official name.

7.2.2 REPAIRS. Except as otherwise provided in this Lease, and except for repairs to items necessitated by Tenant’s negligence or willful misconduct (which shall be Tenant’s repair obligation under Section 7.4), Landlord shall make such repairs to the roofs, exterior walls, exterior windows’, floor slabs, core walls, and common areas and facilities in the Building and the Land (including, without limitation, the parking areas, sidewalks, entrances, exits and access ways) as may be necessary to keep them in first class condition.

7.3 LANDLORD’S LIABILITY. Landlord shall not be responsible to make any improvements or repairs to the Building or the Premises other than as expressly provided in this Article, unless expressly provided otherwise in this Lease.

Further, Landlord shall never be liable for any failure to make repairs, which, under the provisions of this Article or elsewhere in this Lease, Landlord has undertaken to make unless:

a)	Tenant has given notice to Landlord of the need to make such repairs, or of a condition in the Building or in the Premises requiring any repair for which Landlord is responsible; and

b)	Landlord has failed to commence to make such repairs within 10 days after receipt of such notice or fails to proceed with reasonable diligence to complete such repairs.

Pending such repair by Landlord, Tenant shall take all reasonably prudent temporary measures and safeguards to prevent any injury or loss or damage to persons or property. Additionally, Tenant shall have the right to avail itself of its self help rights pursuant to Section 11.4 of this Lease.

7.4 TENANT’S AGREEMENT. Tenant acknowledges to Landlord its agreement to lease, in an “as is” condition except for the obligation to correct minor items of construction, mechanical and electrical adjustments, and latent defects.

Every six (6) months during the Term the Tenant shall, at its sole cost and expense, shampoo, steam clean, or otherwise professionally clean the carpeting in the Premises.

Upon vacating the Premises, a “walk-through” will be made by the Tenant and a representative of the Landlord. At that time the following work must be scheduled: a) HVAC systems will be inspected by the Landlord’s HVAC contractor and all necessary repairs will be made, b) interior carpets are to be vacuumed and shampooed, c) all holes or scrapes on wall surfaces are to be repaired, d) concrete slabs in any warehouse area are to be cleaned with a power scrubber, e) all bathroom fixtures, floors and walls are to be thoroughly cleaned. Cost of repair and inspection will be at the sole expense of the Tenant.

Upon expiration or earlier termination of the Term, the Tenant will remove all of its property from the Premises, except as provided in Section 5.1(g) of the Lease. If within ten (10) days after such expiration or termination, Tenant shall not have removed its property, Landlord shall give notice to Tenant, and said property shall be deemed abandoned if Tenant has not removed same within ten (10) days of receipt of said notice. If Landlord shall elect to remove and store Tenant’s property, Tenant shall pay to Landlord upon request for same, the costs and expenses incurred by Landlord in removing and storing such property. Tenant shall also pay the reasonable cost of repairing damage caused to the Premises by the removal of such property. Property so stored by Landlord shall be made available to Tenant upon five (5) days notice to Landlord and upon payment to Landlord of all sums remaining due the Landlord under the provisions of the Lease.

In the event of a default under this Lease or in the event Landlord is caused to expend sums pursuant to the provisions of this Article, Landlord shall have, in addition to any other remedies herein all rights under applicable law. To the extent permitted by applicable law, all of Tenant’s property which may be on the Premises at any time or from time to time, during the Term shall be at Tenant’s sole risk. From and after the Commencement Date hereof, and until the end of the Term, and for so long thereafter as Tenant occupies any part of the Premises, Tenant will keep neat and maintain in good order, and condition and repair, the Premises and every part thereof, including glass, windows, and doors, excepting only those repairs for which Landlord is responsible under the terms of this Lease and damage by fire or other casualty and as a consequence of the exercise of the power of eminent domain, and further excepting reasonable wear and tear; and Tenant shall surrender the Premises, and all appurtenances and equipment, at the termination of the Lease, in such condition and shall remove all of Tenant’s signs. Further, Tenant shall be responsible for the cost of repairs, excluding normal wear and tear, damage by the elements and insured casualty loss, which may be necessary by reason of damage to the Building by Tenant, Tenant’s independent contractors, or Tenant’s invitees, agents and servants, employees and licensees. Tenant shall replace any glass in the Premises which may be damaged or broken with glass of the same quality.

If repairs are required to be made by Tenant pursuant to the terms hereof, Landlord may demand that Tenant make same within 10 days, and if Tenant refuses or neglects to commence such repairs and complete the same with reasonable dispatch, after such demand, Landlord may (but shall not be required to do so) make or cause such repairs to be made and shall not be responsible to Tenant for any loss or damage that may accrue to Tenant’s stock or business by reason thereof, except to the extent that such loss or damage is caused by the acts or omissions, negligence or willful misconduct of Landlord or any contractor, agent, invitee, licensee, servant or employee of Landlord. If Landlord makes or causes such repairs to be made, Tenant agrees that Tenant will forthwith, on demand, pay to Landlord all reasonable costs incurred by Landlord in connection therewith, and if Tenant shall default in such payment, Landlord shall have the remedies provided for the nonpayment of rent or other charges payable hereunder.

ARTICLE VIII

INDEMNITY AND GENERAL LIABILITY INSURANCE

8.1.1 TENANT’S INDEMNITY. Tenant shall indemnify and hold harmless Landlord from and against any and all claims of whatever nature arising out of, directly or indirectly, any accident, injury or damage to person or property that shall happen in or about the Premises or within the Building or the Land on which the Building is located, where such accident, injury or damage results from the negligence or willful misconduct of the Tenant, or Tenant’s agents, employees, servants, licensee, or independent contractors.

8.1.2 LANDLORD’S INDEMNITY. Landlord shall indemnify and hold harmless Tenant from and against any and all claims of whatever nature arising out of, directly or indirectly, any accident, injury or damage to person or property that shall happen in or about the Premises or within the Building or the Land on which the Building is located, where such accident, injury or damage results from the negligence or willful misconduct of the Landlord, or Landlord’s agents, employees, servants, licensee, or independent contractors.

The indemnity and hold harmless agreement under this Section 8.1 shall include indemnity against all reasonable cost, expenses and liability incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof. The indemnified party shall provide prompt written notice of any such claim to indemnifying party and the indemnifying party shall have the right to assume exclusive control of the defense of such claim, or, at its option, to settle the same. The parties agree to cooperate reasonably with the other in connection with the performance of their obligations under this Section 8.1. In no event shall either party hereto ever be liable to the other for any indirect or consequential damages. The provisions of this Section 8.1 shall survive the expiration or earlier termination of this Lease.

8.2 GENERAL LIABILITY INSURANCE. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the term of this Lease, and thereafter so long as Tenant is in occupancy of any part of the Premises, written on an occurrence basis, a policy of commercial general liability and property damage insurance under which Landlord (and such other persons as are in privity of estate with Landlord as may be set out in notice from time to time) is named as additional insured, and under which the insurer agrees to indemnify and hold Landlord and those in privity of estate with Landlord, harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages mentioned in Section 8.1 of this Article VIII. Each such policy shall be non-cancelable and non-amendable with respect to Landlord and Landlord’s said designees without thirty (30) days prior notice to Landlord, and a duplicate original or certificate thereof shall be delivered to Landlord. The minimum limits of liability of such insurance shall be $1,000,000.00 for bodily injury (or death) each occurrence; $2,000,000.00 general aggregate limit, and $100,000.00 with respect to damage to property, or such higher limits, as may from time to time be reasonably required by Landlord’s Lender. Further, Tenant shall maintain and keep in force employees’ compensation insurance as required under Massachusetts laws, and such other insurance necessary to protect Landlord against any other liability to person or property arising hereunder by operation of law now in effect or subsequently adopted. Landlord agrees to maintain general liability insurance in an amount of not less than $1,000,000.00 per occurrence, $2,000,000.00 general aggregate and $5,000,000.00 umbrella. Landlord shall furthermore maintain throughout the Term special form property insurance covering the Building.

8.3 TENANT’S RISK. To the maximum extent this agreement may be made effective according to law, Tenant agrees to use and occupy the Premises and to use such other portions of the Building, and the Land on which the same is located, as Tenant is herein given the right to use at Tenant’s own risk; and except for loss or damage arising from the acts, omissions or negligence of Landlord, its contractors, licensees, agents, servants or employees, Landlord shall have no responsibility for any loss of or damage to furniture, merchandise, effects or other personal property of any kind of Tenant, (excepting leasehold improvements) or anyone claiming through Tenant. The provisions of this Article shall be applicable from and after the execution of this Lease and until the end of the term of this Lease, and during such further period as Tenant may use or be in occupancy of any part of the Premises or of the Building.

8.4 INJURY CAUSED BY THIRD PARTIES. To the maximum extent that this agreement may be made effective according to law, Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage that may be occasioned by or through the acts or omission of persons occupying adjoining premises, or any part of premises adjacent to or connected to the Premises or any part of the Building, or otherwise, or for any loss or damage resulting to Tenant or those claiming by, through or under Tenant or its or their property, resulting from fire, explosion, falling plaster, steam, water, gas, sewer, steam pipes, electricity, electrical disturbance, rain, snow, or leaks from any part of the Building, or from the pipes, appliances, plumbing works, roof, street, or subsurface or from any other place, or caused by dampness or by any other cause or by whatever nature, unless caused by or due to the acts or omissions, negligence or willful misconduct of Landlord, its agents, servants or employees.

ARTICLE IX

LANDLORD’S RIGHT OF ACCESS

9.1 LANDLORD’S RIGHT OF ACCESS. Landlord and its designees shall have the right to enter the Premises during normal business hours for the purpose of inspecting or of making repairs upon not less than 48 hours prior notice (it being understood and agreed, however, that said notice and hour requirements shall in no event apply to emergency situations) to the same, or for the purpose of exhibiting the Premises to prospective or existing mortgagees or purchasers of all or any part of the Building, provided Landlord shall use reasonable efforts to minimize the disruption to Tenant’s business operations. For a period commencing six (6) months prior to the expiration of the term of this Lease, Landlord may have reasonable access to the Premises upon not less than 48 hours notice, during normal business hours for the purpose of exhibiting the same to prospective tenants. Notwithstanding anything to the contrary contained in this Lease, except in the event of an emergency, Landlord, or any person acting under Landlord, shall be accompanied while entering the Premises by a representative, agent or employee of Tenant, which representative, agent or employee Tenant shall make available promptly upon request. Notwithstanding anything to the contrary set forth herein, Landlord acknowledges and agrees that Tenant shall be entitled to take all reasonable steps that Tenant deems necessary or desirable to maintain the confidentiality of such records and information as Tenant is required to maintain confidential under applicable law and contractual agreement and Landlord shall have no access or rights of inspection relating to such records and information that Tenant is obligated to maintain confidential.

ARTICLE X

FIRE, EMINENT DOMAIN, ETC

10.1 ABATEMENT OF RENT. If the Premises shall be damaged by fire or casualty, the rent and the charges payable by Tenant under Article IV hereof shall abate or be reduced proportionately for the period in which, by reason of such damage, there is substantial interference with the operation of Tenant’s use of the Premises, having regard to the extent to which Tenant may be required to discontinue or limit Tenant’s use of the Premises, but such abatement or reduction shall end as and when Landlord shall have restored the Premises to such condition as will allow Tenant to recommence Tenant’s use of the Premises including Tenant’s use of shared facilities and access to common areas, as hereinafter provided. In the event of termination of this Lease pursuant to this Article, this Lease shall come to an end and cease as of the date of such destruction or damage, except Tenant shall be liable for and pay promptly to Landlord any rent or other charges then in arrears as of the date of such casualty or taking.

If the Premises shall be affected by any exercise of the power of eminent domain, then the rent and the charges payable by Tenant under Article IV hereof shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant.

10.2 LANDLORD’S RIGHT OF TERMINATION. In case during the Term hereof the Premises or the Building shall be partially damaged (as distinguished from “substantially damaged,” as that term is hereinafter defined) by fire or other casualty, Landlord shall forthwith proceed to repair such damage and restore the Premises, or so much thereof as was originally constructed by Landlord, to substantially its condition at the time of such damage, (subject, however, to zoning laws and building codes then in existence), but Landlord shall not be responsible for any delay which may result from any Force Majeure Event. If the Premises or the Building are substantially damaged by fire or casualty (the term “substantially damaged” meaning damaged of such a character that the same cannot, in ordinary course, reasonably be expected to be repaired within sixty (60) days from the time that repair work would commence), or any part of the Building is taken by any exercise of the right of eminent domain, then Landlord shall have the right to terminate this Lease (even if the Landlord’s entire interest in the Premises may have been divested) by giving notice of Landlord’s election so to do within thirty (30) days of such casualty or taking, whereupon this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

In the event this Lease is not terminated as hereinbefore provided, Landlord shall diligently commence restoration after the date of settlement with its insurance carrier or awarding authority as the case may be, but if Landlord shall not substantially complete said restoration within one hundred twenty (120) days following the commencement of restoration, Tenant shall have the right to then terminate this Lease without liability or penalty for same by giving written notice to Landlord of its intent so to do, whereupon this Lease shall terminate as of the date of such notice and be of no further force and effect, except Tenant shall remain liable and promptly pay to Landlord any rent or other charges then in arrears as of the date of such casualty or taking. Further, in the event this Lease is not terminated as hereinbefore provided, Landlord shall only be required to repair or restore so much of the Premises originally constructed by Landlord to substantially its condition at the time of such damage (subject, however, to zoning and building laws and codes then in existence); and Landlord shall not be responsible for any delay which may result from any cause beyond Landlord’s reasonable control. Landlord’s obligations hereunder shall in no event include Tenant’s fixtures, furnishings or equipment, and Tenant shall, at its own expense, proceeding with all reasonable diligence, repair, or replace such of its fixtures, furnishings and equipment as may have been damaged or destroyed.

10.3 AWARD. Landlord shall have and hereby reserves and accepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Building and the Land on which the same is located, as aforesaid, excluding, however, Tenant’s right to recover for damages to its leasehold interest, fixtures, furnishings and equipment. With regard to any eminent domain proceedings affecting the Premises of which Landlord has notice, Landlord shall notify Tenant in writing of such proceedings. Tenant shall have the right, at its sole cost and expense to prosecute in any such condemnation proceeding a claim for the value of any of Tenant’s Leasehold interest and usual trade fixtures installed in the Premises by Tenant at Tenant’s expense and for relocation recoverable by Landlord from the taking authority, and provided further, that Tenant shall have no recourse against Landlord for any compensation for the value of Tenant’s Leasehold interest and or trade fixtures installed in the Premises by Tenant at Tenant’s expense and for relocation expenses.

ARTICLE XI

DEFAULT

11.1	TENANT’S DEFAULT. If—

a)	Tenant shall fail to pay the Base Rent or additional rent or other charge for which provision is made herein on or before the date on which the same becomes due and payable, and the same continues for ten (10) days after notice from Landlord thereof, or

b)	Landlord having rightfully given the notice specified in subsection (a) above to Tenant twice in any six (6) month period, Tenant shall thereafter fail to pay the Base Rent or additional rent or other charges on or before the date on which the same becomes due and payable, or

c)	Tenant permits to be created or suffers to exist any material lien or other encumbrance upon any part of the Premises or the Building which may be attributable to any act, agreement, omission or failure of Tenant and Tenant shall not cure such failure within thirty (30) days (or such additional time as is reasonably required to correct any such default) after notice from Landlord to Tenant thereof, or

d)	Tenant shall fail to perform or observe any other term or condition contained in this Lease, and Tenant shall not cure such failure within thirty (30) days after notice from Landlord to Tenant (or, if such default is not reasonably capable of cure within thirty (30) days, such additional time as is reasonably required to cure any such default); provided however, if (i) Landlord shall have sent to Tenant a notice of such default event though the same shall have been cured and this Lease is not terminated and (ii) during the same six (6) month period in which said notice of default has been sent by Landlord to Tenant, Tenant shall thereafter again default in the same non-monetary matter, then Tenant shall be deemed to be in default upon Landlord giving Tenant written notice thereof without the previously set forth grace period, or

e)	The estate hereby created shall be taken on execution or by other process of law, or if Tenant shall be judicially declared bankrupt or insolvent according to law, or if any assignment or trust mortgage arrangement, so-called, shall be made of the property of Tenant for the benefit of creditors, of if a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer shall be appointed to take charge of all or any substantial part of Tenant’s property by a court of competent jurisdiction, which proceeding shall not have been diligently contested by Tenant within 60 days after their commencement, or if a petition shall be filed for reorganization of Tenant under any provisions of the Bankruptcy Code now or hereafter enacted or if Tenant shall file a petition for such reorganization, or for arrangements under provisions of the Bankruptcy Code now or hereafter enacted and providing a plan for a debtor to settle, satisfy or extend the time for payment of debts, or if the interest of the Tenant herein shall be sold under execution or any other legal process, or

Upon the occurrence of any one or more of such events of default, Landlord may at its election, terminate this Lease. Upon termination of this Lease, subject to applicable legal requirements, Landlord may re-enter the Premises with or without process of law and remove all persons, fixtures and chattels there from and Landlord will not be liable for any damages resulting there from. Upon termination of this Lease, Landlord will be entitled to recover as damages (1) all rent and other sums due and payable by Tenant on the date of the termination of this Lease, (2) an amount equal to the value of the rent and other sums provided herein to be paid by Tenant for the residue of the Original Term, if the termination of the Lease occurs prior to the expiration of the Original Term or the residue of the applicable Extension Term, if the termination of the Lease occurs in any Extension Term, less the fair rental value of the Premises for the residue of the Original Term or applicable Extension Term, as the case may be (taking into account the reasonable time and expenses necessary to obtain the replacement tenant or tenants, including reasonable expenses relating to the recovery of the Premises, brokerage commissions, reasonable attorneys’ fees and preparation of the Premises for such re-letting), and (3) the cost of curing any default in the performance of any other covenants to be performed by Tenant through the date of the termination of the Lease. In the event this Lease is terminated pursuant to Section 11.1 and Tenant vacates the Premises, Landlord shall, subject to the provisions of this Section 11.1, use reasonable efforts to relet the Premises and collect the sums due to Landlord as a result of such re-letting, subject to the reasonable requirements of Landlord to lease other available space in the Building prior to reletting the Premises, to lease space to high quality tenants and to lease the Building in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies, and the like.

Landlord agrees not to discriminate against the space which constitutes the Premises when offering to prospective tenants space for lease in the Building in which the Premises is located. For the purpose of such re-letting, Landlord may decorate or make reasonable repairs, changes or alteration in or to the Premises that may be reasonably necessary. If Landlord does not re-let the Premises, Tenant will pay the Landlord on demand damages equal to the amount of the rent and other reasonable sums provided herein to be paid by Tenant for the remainder of the Term. If the Premises are re-let and a sufficient sum is not realized from such re-letting after paying all of the expenses of such re-letting and the collection of the rent accruing there from to satisfy the rent herein provided to be paid for the remainder of the Term, Tenant will be liable for the difference in rent.

Nothing herein shall limit or prejudice the right of the Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of any such termination an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount of the loss or damage referred to above.

The remedies given to Landlord in this Article shall be cumulative and in addition to all other rights or remedies, which the Landlord may have under applicable laws then in force.

11.2 LATE CHARGE. If any payment of Base Rent is not paid when due, then, from and after the second such occurrence in any given calendar year, Tenant shall pay to Landlord a late charge of 5 percent of any rent or other payment due hereunder not received by Landlord within ten (10) days after said payment is due. Said late charge shall continue to accrue each month until said arrearage is paid in full.

11.3 ATTORNEYS FEES. In any action or proceeding brought by either party pursuant to this Lease, the prevailing party, in addition to any other damages to which it may be entitled pursuant to this Lease or to law, shall be entitled to recover the court costs and the reasonable amount, reasonably incurred, of attorney fees.

11.4 LANDLORD’S DEFAULT. Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days (or such shorter period of time as may be specified in this Lease), or such additional time as is reasonably required to correct any such default, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. In the event of a default by Landlord under this Lease, which default is not cured within thirty (30) days after written notice thereof by Tenant to Landlord, Tenant may, but shall not be obligated to, cure such default and reimburse itself for the cost thereof out of payments thereafter accruing hereunder (with any unreimbursed balance remaining upon the expiration or earlier termination of this Lease to be promptly paid by Landlord to Tenant).

ARTICLE XII

BANKRUPTCY OR INSOLVENCY

12.1 In the event that the Tenant or any general partner of the Tenant shall become a Debtor under the Bankruptcy Code, and the Trustee or the Tenant shall elect to assume this Lease for the purpose of assigning the same or otherwise, such election and assignment may only be made if all other terms and conditions of Article XII, subsection 2 and 4 hereof are satisfied. If such Trustee shall fail to elect to assume this Lease within sixty (60) days after the filing of the Petition, this Lease shall be deemed to have been rejected. The Landlord shall be thereupon immediately entitled to possession of the Premises without further obligation to the Tenant or the Trustee, and this Lease shall be terminated, but the Landlord’s right to be compensated for damages both at law and as provided in Article XI hereof in such case shall survive.

12.2 No election by the Trustee or Debtor-In-Possession to assume this Lease, whether under Chapter 7, 11 or 13, shall be effective unless each of the following conditions, which the Landlord and the Tenant acknowledge and agree are commercially reasonable in the context of a bankruptcy case of the Tenant, have been satisfied, and the Landlord has so acknowledged in writing:

a)	The Trustee of the Debtor-In-Possession has cured, or has provided the Landlord adequate assurance (as hereinafter defined) that:

1. Within ten (10) days from the date of such assumption, the Trustee will cure all monetary defaults under this Lease; and

2. Within thirty (30) days from the date of such assumption, the Trustee will cure all non-monetary defaults under this Lease.

b)	The Trustee or Debtor-In-Possession has compensated, or has provided to the Landlord adequate assurance (as hereinafter defined) that within ten (10) days from the date of assumption, the Landlord will be compensated for any pecuniary loss incurred by the Landlord arising from the default of the Tenant, the Trustee, or the Debtor-In-Possession as recited in the Landlord’s written statement of pecuniary loss sent to the trustee or Debtor-In-Possession.

c)	The trustee or the Debtor in Possession has provided the Landlord with adequate assurance (as hereinafter defined) of the future performance of each of the Tenant’s, the Trustee’s or Debtor in Possession’s obligation under this Lease, provided, however, that the obligations imposed upon the Trustee or Debtor in Possession under this Lease shall continue with respect to the Tenant or any assignee of this Lease after the completion of the bankruptcy case, subject to any further and/or increased obligations which thereafter are imposed by any provisions of this Lease.

d)	The assumption of this Lease will not:

1. Breach any provision in this Lease or any other Lease, mortgage, financing agreement or other agreement by which the Landlord is bound relating to the Building; or

2. Disrupt, in the Landlord’s judgment, the tenant mix of the Building or any other attempt by the Landlord to provide a specific variety of Tenants’ uses in the Building which, in the Landlord’s judgment, would be most beneficial and would enhance the image, reputation, and profitability of the Building.

e)	The assumption has been ratified and approved by order of such court or courts as have final jurisdiction over the Bankruptcy Code.

1. The trustee or Debtor-In-Possession has and will continue to have sufficient unencumbered assets after the payment of all secured obligations and administrative expenses to assure the Landlord that the trustee or Debtor-In-Possession will have sufficient funds to fulfill the obligations of the tenant under this Lease, and to keep the Premises operating with sufficient employees to conduct a fully-operational, actively promoted business on the Premises; and

2. The Bankruptcy Court or such court as is exercising jurisdiction over the Bankruptcy Code shall have entered an order segregating sufficient cash payable to the Landlord and/or the Trustee or Debtor-In Possession shall have granted a valid and perfected first lien and security interest and/or mortgage in property of the Tenant, the Trustee or Debtor-In-Possessions, acceptable as to value and kind to the Landlord, to secure to the Landlord the obligation of the Trustee or Debtor-In-Possession to cure any monetary and/or non monetary defaults under this Lease within the time periods set forth above.

12.3 In the event that this Lease is assumed by a Trustee appointed for the Tenant or by the Tenant as Debtor-In-Possession and thereafter the Tenant is liquidated or files a subsequent Petition for reorganization or adjustment of debts under Chapter 11 or 13 of the Bankruptcy code, then, and in either such event, the Landlord may, at its option, terminate this Lease and all rights of the Tenant hereunder, by giving the Tenant written notice of its election so to terminate, within thirty (30) days after the Landlord shall have received written notice of the occurrence of either such event, but the Landlord’s right to be compensated for damages both at law and as provided in Article XI hereof shall survive.

12.4 If the Trustee or Debtor-In-Possession has assumed this Lease pursuant to the terms and provisions of Articles 12.1 and 12.2 hereof, for the purpose of assigning (or elects to assign) the Tenant’s interest under this Lease, or the estate created thereby, to any other person, such interest or estate may be so assigned only if the Landlord shall acknowledge in writing that the intended assignee has provided adequate assurance of the future performance (as defined in this Article 12.4 of all of the terms, covenants and conditions of this Lease to be performed by the Tenant).

For the purposes of the Article 12.4, the Landlord and the Tenant acknowledge that, in the context of a bankruptcy proceeding of the Tenant, at a minimum, “adequate assurance of future performance” shall mean that each of the following conditions have been satisfied, and the Landlord has so acknowledged in writing:

a)	The assignee has submitted a current financial statement audited by a Certified Public Accountant which shows a net worth and working capital in amounts (which amounts shall in no event be less than the greater of those of the Tenant and any guarantor of the Tenant’s obligations hereunder at the time of the execution of this Lease) determined to be sufficient by the Landlord to assure the future performance by such assignee of then Tenant’s obligations under this Lease;

b)	The assignee, if requested by the Landlord, shall have obtained guarantees in form and substance satisfactory to the Landlord from one or more persons who satisfy the Landlord’s standards of creditworthiness;

c)	The assignee has submitted in writing evidence, satisfactory to the Landlord, of substantial experience in the conducting of the type of business permitted under this Lease;

d)	The Landlord has obtained consents and waivers from any third party required under any Lease, mortgage, financing arrangement or other agreement by which the Landlord is bound to permit the Landlord to consent to such assignment;

e)	The assignee has supplied such additional information required to be supplied by Article VI hereof and has complied with any other provision, conditions and requirements set forth in said Article VI for an assignment of the Tenant’s interest in this Lease or the estate created thereby; and

f)	The assignee has deposited with the Landlord a security deposit in such amount as determined by the Landlord to be appropriate based upon the financial information supplied under this Article 12.4.

12.5 When, pursuant to the Bankruptcy Code, the Trustee or Debtor-In-Possession shall be obligated to pay reasonable use and occupancy charges for the use of the Premises or any portion thereof, such charges shall not be less than the average monthly amount paid on the account of rent for the preceding calendar month and any other charges payable by the Tenant hereunder.

12.6 Neither the Tenant’s interest in this Lease, nor any lesser interest of the Tenant herein, nor any estate of the Tenant created hereby, shall pass to any trustee, receiver, assignee for the benefit of creditors, or any other person or entity, or otherwise by operation of law under the laws of any state having jurisdiction of the person or property of the Tenant unless the Landlord shall consent to such transfer in writing. No acceptance by the Landlord of rent or any other payments from any such trustee, receiver, assignee, person or other entity shall be deemed to have waived, nor shall it waive the need to obtain the Landlord’s consent or the Landlord’s right to terminate this Lease for any transfer of the Tenant’s interest under this Lease without such consent.

12.7 The rights and remedies of the Landlord contained in the provisions of this Article XII are and shall be deemed to be in addition to, and not in limitation of, applicable provisions of Article XI and other provisions hereof, any other rights which the Landlord may have under applicable statutory or case law. Whenever any of the terms or provisions of this Lease, including, without limitation, rental obligations, are modified pursuant to the provisions of this

Article, upon the Landlord’s request the parties hereto promptly shall execute, acknowledge and deliver a written instrument evidencing and confirming the same. In no event shall this Lease, after the term hereof has expired or has been terminated in accordance with the provisions hereof, be revived, and no stay or other proceeding shall nullify, postpone or otherwise affect the expiration or earlier termination of the term of this Lease pursuant to the provisions of Article XI hereof or prevent the Landlord from regaining possession of the Premises thereupon.

12.8 The provisions of the Article XII shall apply to any general partner of the Tenant with the same force and effect as they shall apply to the Tenant.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1 EXTRA HAZARDOUS USE. Tenant covenants and agrees that Tenant will not do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall invalidate any insurance or increase the rate of insurance on the Premises or on the Building above the standard rate applicable to Premises being occupied for the use to which Tenant has agreed to devote the Premises; and Tenant further agrees that, in the event that Tenant shall do any of the foregoing, Tenant will promptly pay to Landlord, on demand, any such increase resulting there from, which shall be due and payable as additional rent hereunder.

Tenant, its successors, assigns, agents, servants, employees and invitees shall not conduct, or permit to be conducted, any activity, including but not limited to, the dumping or storage or hazardous waste, on the Premises which would give rise to a lien pursuant to the provisions of Massachusetts General Laws Chapter 21E (Massachusetts Oil and Hazardous Materials Release Prevention Act). Tenant shall indemnify and hold Landlord harmless from any and all damages, liabilities or losses which Landlord may suffer, directly or indirectly, including but not limited to attorney’s fees, as a result of any claims, demands, costs or judgments against the Landlord, in any manner arising out of Tenant’s failure to comply with the provisions of this Section 13.1.

13.2 NON-SUBROGATION. Insofar as, and to the extent that, the following provisions may be effective without invalidating or making it impossible to secure insurance coverage obtainable from responsible insurance companies doing business in the Commonwealth of Massachusetts (even though extra premium may result there from), Landlord and Tenant mutually agree that, with respect to any hazard which is covered by insurance then being carried by them, respectively, the one carrying such insurance and suffering such loss releases the other of and from any and all claims with respect to such loss; and they further mutually agree that their respective insurance companies shall have no right of subrogation against the other on account thereof.

In the event that extra premium is payable to either party as a result of this provision, the other party shall reimburse the party paying such premium the amount of such extra premium. If, at the request of one party, this release and non-subrogation provision is waived, then the obligation of reimbursement shall cease for such period of time as such waiver shall be effective, but nothing contained in this Article shall derogate from or otherwise affect releases elsewhere here contained of either party for claims.

13.3 WAIVER. Failure on the part of Landlord or Tenant to complain of any matter however long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of the other’s rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

13.4 COVENANT OF QUIET ENJOYMENT. Tenant, subject to the terms and provisions of this Lease on payment of the rent and observing keeping and performing all of the terms and provisions of this Lease on Tenant’s part to be observed, kept and performed shall exclusively, lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises and all appurtenances thereto during the term hereof, including any extensions thereof, without hindrance or ejection by Landlord or any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant; the foregoing covenant of quiet enjoyment is in lieu of any other so-called quiet enjoyment covenant, expressed or implied; and it is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord’s successors only with respect to breaches occurring during Landlord’s and Landlord’s successors’ respective ownership of Landlord’s interest hereunder.

Further, Tenant specifically agrees that neither any Trustee nor Beneficiary of Landlord (original or successor), shall ever be personally liable for any judgment against Landlord or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain a money judgment against Landlord and/or Landlord’s assets and/or injunctive relief against Landlord or Landlord’s successors in interest, or any action not involving the personal liability of Landlord (original or successor), any successor Trustee to the persons named herein as Landlord, or any beneficiary of any Trust of which any person holding Landlord’s interest is Trustee.

With respect to any obligation of Landlord to repair or replace or restore the Premises or with respect to services to be furnished by Landlord to Tenant, Landlord shall in no event be liable for failure to furnish the same when prevented from doing so by strike, lockout, breakdown, accident, order or regulations of or by any governmental authority, or failure of supply or inability by the exercise of reasonable diligence to obtain supplies, parts or employees necessary to furnish such services, or because of war or other emergency, or for any cause beyond Landlord’s reasonable control, or for any cause due to any act or neglect of Tenant or Tenant’s servants, agents, employees, licensees or any person claiming by, through or under Tenant.

13.5 ASSIGNMENT OF RENTS. With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage on property which includes the Leased Premises, Tenant agrees:

a)	that the execution thereof by Landlord, and acceptance thereof by the holder of such mortgage shall never be treated as an assumption by such holder of any of the obligations of Landlord hereunder, unless such holder shall, by notice sent to Tenant, specifically otherwise elect; and

b)	that, except as aforesaid, such holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holders’ mortgage and the taking of possession of the Premises by such holder

With reference to any assignment of rents to a mortgage holder, Landlord shall assign to said mortgage holder only such rights to collect rents as Landlord shall have hereunder.

13.6 MECHANICS’ LIENS. Tenant agrees within thirty (30) days after Tenant has notice or within thirty (30) days after Landlord has notified Tenant thereof (whichever shall first occur) immediately to discharge (either by payment or by filing the necessary bond, or otherwise) any mechanics’, material men’s or other lien against the Premises and/or Landlord’s interest therein, which liens may arise out of any payment due for, or purported to be due for, any labor, services, materials, supplies, or equipment alleged to have been furnished to or for Tenant in, upon or about the Premises.

13.7 BROKERAGE. Landlord and Tenant respectively warrant and represent to the other that each has not dealt with any brokers in connection with the consummation of this Lease and each party agrees to defend the same and indemnify the other party against any such claim for a brokerage commission arising by, through or under the other party as the case may be. Landlord agrees to pay all brokerage commission due.

13.8 INVALIDITY OF PARTICULAR PROVISIONS. If any term or provision of the Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term of provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extend permitted by law.

13.9 NOTICES. Whenever, by the terms of this Lease, any communication, request, advice or notice shall or may be given either to Landlord or to Tenant, same shall be in writing and shall be deemed duly delivered if (i) hand delivered, (ii) three days after being mailed by prepaid certified or registered mail, return receipt requested, or (iii) on the next business day after being delivered by a national overnight delivery service which maintains delivery records when:

If intended for Landlord, addressed to Landlord at the address set forth in Article 1.2 of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice).

If intended for Tenant, addressed to Tenant at the address set forth in Article 1.2 of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice), with a copy to:

Nutter, McClennen & Fish, LLP
World Trade Center West
155 Seaport Boulevard
Boston, MA 02210-2604
Attn: Marianne Ajemian, Esq.

Where provision is made for the attention of an individual or Department, the notice shall be effective only if notice is addressed to the attention of such individual or Department.

13.10 PROVISIONS BINDING, ETC. Except as herein otherwise provided the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors, and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to assignment by Tenant, but has reference only to those instances in which Landlord may later give written consent to a particular assignment or transfer as required by the provisions of Article VI hereof.

13.11 WHEN LEASE BECOMES BINDING; AMENDMENTS. Employees or agents of Landlord have no authority to make or agree to make a Lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an agreement for the Premises and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. There are no prior oral or written agreements between Landlord and Tenant affecting this Lease. This Lease may be modified or amended only by a written instrument executed by both Landlord and Tenant and no act or omission of any employee or agent of Landlord or Tenant shall alter, change or modify any of the provisions hereof.

13.12 PARAGRAPH HEADINGS. The paragraph headings throughout this instrument are for convenience and reference only and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

13.13 RIGHTS OF MORTGAGEE. This Lease shall be subject and subordinate to any first mortgage on the Building and/or the Land, now or at any time hereafter in effect, unless the holder of such mortgage elects by notice to Tenant to have this Lease superior to its mortgage. In addition, Landlord shall have the option to subordinate this Lease to any other first mortgage or deed of trust which includes the Premises as part of the premises encumbered by such mortgage or deed of trust. Any such subordination to any first mortgage hereafter in effect shall be subject to the condition that the holder thereof enters into an agreement with Tenant by the terms of which (a) in the event of acquisition of title by such holder through foreclosure proceedings or otherwise, and provided Tenant is not in default hereunder, the holder will agree to recognize the rights of Tenant under this Lease and to accept Tenant as tenant of the Premises under the terms and conditions of this Lease and (b) Tenant will agree to recognize the holder of such mortgage as Landlord in such event. This agreement shall be made to expressly bind and inure to the benefit of the successors and assigns of Tenant and of the holder and upon anyone purchasing said Premises at any foreclosure sale. Any such mortgage to which the Lease shall be subordinated may contain such terms, provisions and conditions as the holder deems usual or customary. The Land or Building, or both, are separately and together hereinafter in this Article 13.13 referred to as the “Mortgaged Premises”. The word “mortgagee” as used in this Lease shall mean the holder of such mortgage at the time being in question.

Upon entry and taking possession of the Mortgaged Premises for any purpose other than foreclosure, the mortgagee shall have all rights of Landlord and during the period of such possession, the duty to perform all Landlord’s obligations under this Lease. Unless and until the holder of the mortgage so takes possession of the Mortgaged Premises or takes title to the Mortgage Premises after a foreclosure of its mortgage, no such holder shall be liable to perform any other of Landlord’s covenants and obligations under this Lease, except as may be agreed upon by any mortgagee and Tenant.

Except as otherwise provided in Article 13.13 hereof, no such holder of a mortgage shall be liable, either as mortgagee or as holder of a collateral assignment of this Lease, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall enter and take possession of the Mortgaged Premises for the purpose of foreclosing a mortgage or takes title to the Mortgaged Premises after a foreclosure of its mortgage. Upon entry for the purpose of foreclosing a mortgage or taking title to the Mortgaged Premises, such holder shall be liable to perform all of the subsequent obligations of Landlord, subject to the provisions of this Article 13.13 and subject to and with the benefit of the provisions of Article 13. 13, provided that a discontinuance of any foreclosure proceeding shall be deemed a conveyance under said provisions to the owner of the equity of the Mortgaged Premises.

No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless (i) Tenant shall have first given written notice of Landlord’s act or failure to act to Landlord’s mortgagees of record, if any, specifying the act or failure to act on the part of Landlord which could or would give basis to Tenant’s rights (provided, that, Landlord or such mortgagees have sent Tenant written notice of the existence of the applicable mortgages and the addresses of the holders thereof); and (ii) such mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a reasonable time thereafter; but nothing contained in this Article 13.13 shall be deemed to impose any obligation on any such mortgagee to correct or cure any such condition. “Reasonable time” as used above means and includes a reasonable time to obtain possession of the Mortgaged Premises, if the mortgagee elects to do so, and a reasonable time to correct or cure the condition if such condition is determined to exist.

No assignment of this Lease (other than to a Permitted Transferree) and no agreement to make or accept any surrender, termination or cancellation of this Lease and no agreement to modify this Lease so as to reduce the rent, change the Term or otherwise materially change the rights of Landlord under this Lease or to relieve Tenant of any obligations or liability under this Lease, shall be valid unless consented to in writing by Landlord’s mortgagees of record, if any. In connection therewith, Tenant shall be entitled to rely (without independent investigation) on the representation of Landlord as to whether any mortgages of record exist relating to the Premises and, if so, as to the holders thereof.

The covenants and agreements contained in this Lease with respect to the rights, powers and benefits of a mortgagee (particularly, without limitation thereby, the covenants and agreement contained in this Article 13.13) constitute a continuing offer to any person, corporation or other entity, which by accepting or requiring an assignment of this Lease or by entry or foreclosure assumes the obligations herein set forth with respect to such mortgagee; such mortgagee is hereby constituted a party to this Lease as an obligee hereunder to the same extent as though its name were written hereon as such, and such mortgagee shall be entitled to enforce such provisions in its own name.

Tenant agrees on request of Landlord to execute and deliver from time to time any agreement, in form and substance reasonably acceptable to the holder of any mortgage encumbering the Premises (provided, that such holder is a commercial bank or other financial institution), which may reasonably be deemed necessary to implement the provisions of this Article 13.13. Tenant shall execute and deliver such subordination agreement to the holder within twenty (20) days of Tenant’s receipt of such request (and the form of agreement).

13.14 STATUS REPORT. Recognizing that both parties may find it necessary to establish to third parties, such as accountants, banks, mortgagees or the like, the then current status of performance hereunder, either party, on the request of the other made from time to time, will promptly furnish to Landlord, or the holder of any mortgage encumbering the Premises, or to Tenant, as the case may be, a written statement of the status of any matter pertaining to this Lease which may be reasonably requested, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease.

13.15 UNPERFORMED COVENANTS OF TENANT. In the event Tenant shall fail to comply with and perform any of the covenants, conditions or agreements herein contained on Tenant’s part to be performed, Landlord shall have the right, but not the obligation, to perform any such covenants, conditions or agreements, and Tenant agrees to pay to Landlord on demand, as additional rent, a sum equal to all reasonable amounts expended by Landlord in the performance of such covenants, conditions or agreements. In the event Landlord shall perform any such covenants, conditions or agreements, Tenant agrees that Landlord, its agents or employees, may enter the Premises and that such entry and such performance shall not constitute an eviction of Tenant, in whole or in part, nor relieve Tenant from the continued performance of all covenants, conditions and agreements of this Lease, and further that Landlord and its agents and employees shall not be liable for any claims or loss or damage to Tenant or any claiming through or under Tenant, excluding any claims or loss or damage caused by the negligence or willful misconduct of Landlord or any contractor, agent, invitee, licensee, servant or employee of Landlord. .

13.16 HOLDING OVER. In the event that Tenant shall fail to surrender the Premises upon expiration or termination of this Lease either by lapse of time or otherwise, Tenant agrees to pay Landlord, for use and occupation of the Premises, a sum equal to twice the Monthly Base Rent as provided in this Lease to be paid by Tenant to Landlord per month for all the time Tenant shall so retain possession of the Premises or any part thereof plus any additional payments provided for in this Lease; provided, however, that the exercise of Landlord’s rights under this clause shall not be interpreted as a grant of permission to Tenant to continue in possession. If Tenant shall be in possession of the Premises at the end of the term hereof, in the absence of any written agreement extending the term hereof, the Tenant shall become a tenant at sufferance, with rent and other charges to be prorated daily but adjusted as aforesaid. Collection and receipt by Landlord from Tenant for the use and occupation of the Premises after expiration or termination of the Lease, and the payment thereof, shall not constitute a waiver of or affect any notice or demand given, suit instituted or judgment obtained by Landlord, or be held to waive, affect, change or modify or alter the rights or remedies which Landlord has in equity or at law or by virtue of this Lease.

13.17 GOVERNING LAW. This Lease shall be governed exclusively by the provisions hereof and by the law of the Commonwealth of Massachusetts, as the same may from time to time exist.

13.18 COMPLIANCE WITH REQUIREMENTS OF INSURER. The Tenant agrees to conform to and comply, in all material respects, with all federal, state and municipal laws having jurisdiction of the Building and Leased Premises and to and with the requirements or regulations of any Board of Fire Underwriters or insurance company insuring the Building and the Premises at the time with respect to care, maintenance, use and any consented-to alteration or addition of the Premises and all at the Tenant’s own expense.

13.19 [Intentionally omitted.]

13.20 SALE OF PREMISES BY LANDLORD. In the event of any sale of the Premises by the Landlord and the assignment of this Lease to the Purchaser, upon execution and delivery to Tenant of a written agreement to assume and carry out the duties and obligations of the Landlord under this Lease, the Landlord shall be entirely freed and relieved of all liability under any and all of its covenants and obligations hereunder arising out of any act or omission occurring after the consummation of such sales.

13.21 CORPORATE VOTE, TRUSTEE CERTIFICATE, ETC. In the event Tenant is other than an individual, prior to the execution hereof, Tenant shall furnish to Landlord such written evidence of its authority to execute this Lease and perform its covenants herein set forth, as Landlord may require.

13.22 NOTICE OF LEASE. Landlord and Tenant agree that, on the request of either, they will enter and record a notice of lease in form reasonably acceptable to Landlord and Tenant.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed, under seal, as of the date set forth below.

LANDLORD:	Al-Je Beau Realty Trust, a
Massachusetts Trust Company

Name:

Title:

TENANT:	Strata Bank, a
Massachusetts Savings Bank

By:

Name:

Title:

EXHIBIT A

Land

A certain parcel of land located on Grove St, Franklin, Massachusetts being shown as lot# 2A containing 4.87 acres +/- shown on a plan entitled Plan of Land in Franklin, Mass recorded with Norfolk Registry of Deeds in Plan Book 413, plan 299.

EXHIBIT B

Tenant’s Initial Construction

1. Plans and Specifications.

(a) Preparation of Plans. Tenant shall have plans prepared for the construction and layout of the Premises (“Tenant’s Plans”). The Tenant’s Plans are subject to review and approval by Landlord. Landlord agrees to promptly review Tenant’s Plans upon Landlord’s receipt thereof.

(b) Change Orders. Tenant’s Plans shall not be changed or modified by Tenant after approval by Landlord without the further approval in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Without limiting the foregoing, Landlord shall not in any event be obligated to approve any change or modification of Tenant’s Plans which in Landlord’s sole opinion will cause any delay in the completion of Tenant’s Initial Construction and Tenant shall not in any event be obligated to approve any change or modification of Tenant’s Plans which in Tenant’s sole opinion will cause any increase in the cost and expense of Tenant’s Initial Construction. Tenant agrees to pay any additional cost and expense caused by implementing any approved change order requested by Tenant.

2. Completion of Tenant’s Initial Construction.

(a) Construction of Premises. Tenant shall exercise all reasonable efforts to bid and substantially complete the work specified in Tenant’s Plans necessary to prepare the Premises for Tenant’s occupancy on or before the date specified in Section 3.4 for the Estimated Commencement Date, subject to Landlord’s Delays (as hereinafter defined). Tenant’s Initial Construction shall be performed by Landlord’s contractor pursuant to an agreement between Tenant and such contractor.

(b) Substantial Completion. The Premises shall be deemed ready for occupancy on that day (the “Substantial Completion Date”) which is the first day as of which Tenant’s Initial Construction is “Substantially Complete,” defined to mean that a certificate of occupancy for the Premises has been obtained and Tenant’s Initial Construction has been completed except for minor so-called “punch-list” items of construction, mechanical and electrical adjustment or other work which Tenant is able to complete after Tenant has occupied the Premises without unreasonably interfering with Tenant’s use thereof.

3. Landlord’s Delay.

(a) Any delay that shall occur in the Substantial Completion Date as the result of the following shall be a Landlord’s Delay:

(i) Any request by Landlord that delays the commencement or completion of Tenant’s Initial Construction for any reason;

(ii) Any requested change by Landlord in any of Tenant’s Plans;

(iii) Any special requirements of Landlord not in conformity with Tenant’s Plans;

(iv) Any other act or omission of Landlord or its officers, directors, trustees, managers, agents, servants or employees; or

(v) any reasonably necessary rescheduling of the sequence of any of Tenant’s Initial Construction due to any of the causes for delay referred to in clauses (i), (ii), (iii), and (iv) of this paragraph (a) of this Section 3.

(b) If any delay in the Substantial Completion Date is the result of Force Majeure Event, and such delay would not have occurred but for any of Landlord’s Delays described in paragraph (a) of this Section 3, such delay shall be deemed added to Landlord’s Delays described in that paragraph.

4. Allowance.

Landlord shall pay an allowance of $20.00 per square foot of usable space, towards the Tenant’s Initial Construction. Landlord and Tenant shall agree upon the timing of said payments in connection with Landlord’s approval of Tenant’s Plans.